AMENDED AND RESTATED BY-LAWS

CINTAS CORPORATION
a Washington Corporation

Effective July 31, 2018

ARTICLE I.
FISCAL YEAR
Unless otherwise designated by resolution of the Board of Directors, the fiscal year of the Corporation shall commence on the 1st day of June of each year.

ARTICLE II.
SHAREHOLDERS

Section 1	Meetings of the Shareholders.
(a)    Annual Meetings. The Annual Meeting of the Shareholders of this Corporation, for the election of members of the Board of Directors, the consideration of financial statements and other reports, and the transaction of such other business as may properly be brought before such meeting, shall be held at 10:00 a.m. Eastern Time on the third Tuesday in October of each year or at such other time and date as determined by the Board of Directors each year. Upon due notice, there may also be considered and acted upon at an Annual Meeting any matter which could properly be considered and acted upon at a Special Meeting in which case and for which purpose the Annual Meeting shall also be considered as, and shall be a Special Meeting. In the event the Annual Meeting is not held or if Directors are not elected thereat, a Special Meeting may be called and held for that purpose.
(b)    Special Meetings. Special meetings of the Shareholders may be held on any business day when called by the Chairman of the Board, the Chief Executive Officer, a majority of directors, or persons holding fifty percent of all shares outstanding and entitled to vote.
(c)    Place of Meetings. Any meeting of Shareholders shall be held at the principal office of the Corporation or at such other place within or without the State of Washington, or solely by means of remote communication, as may be determined by the persons calling the meeting and shall be designated in the Notice of said meeting. Notwithstanding anything in these By-laws to the contrary, any reference to a meeting of Shareholders being held in a “place” shall not prohibit or otherwise restrict the Corporation from holding a meeting of Shareholders solely by means of remote communication.
(d)    Notice of Meeting and Waiver of Notice.
(i)    Notice. Written notice of the time, place and purposes of any meeting of Shareholders shall be given to each Shareholder entitled thereto not less than ten days nor more than sixty days before the date fixed for the meeting and as prescribed by law. At any time, upon written request of the holders of not less than fifty percent of all of the outstanding shares of the Corporation entitled to vote at the meeting, it shall be the duty of the Secretary to give notice of a special meeting of Shareholders to be held on such date and at such place and time as the Secretary may fix, not less than ten nor more than sixty days after receipt of said request and if the Secretary shall neglect or refuse to issue such notice, the person making the request may do so and may fix the date for such meeting. Such notice shall be given by personal delivery, by mail or, with consent, by electronic transmission, to each Shareholder entitled to notice of or to vote at such meeting. If such notice is mailed, it shall be directed, postage prepaid, to the Shareholders at their respective addresses as they appear upon the records of the Corporation, and notice shall be deemed to have been given when deposited in the official government mail. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such an adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.
(ii)    Notice to Joint Owners. All notices with respect to any shares to which persons are entitled by joint or common ownership may be given to that one of such persons who is named first upon the books of this Corporation, and notice so given shall be sufficient notice to all the holders of such shares.
(e)    Advance Notice of Shareholder Proposals.
(i)    Shareholder Proposals Other Than Nominations for Election to the Board of Directors. The proposal of any business to be considered by the Shareholders other than nominations for election to the Board of Directors may be made at the annual meeting or any special meeting as provided for in this ARTICLE II Section 1. In addition, for any business other than nominations for election to the Board of Directors to be properly brought before any meeting by a Shareholder pursuant to this ARTICLE II Section 1, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for action by the Shareholders. To be timely, a Shareholder’s notice shall set forth all information required by this ARTICLE II Section 1 and shall be delivered to the Secretary at the principal office of the Corporation not earlier than the one-hundred fiftieth day nor later than 5:00 p.m., Eastern Time, on the one-hundred twentieth day prior to such meeting or, with respect to a special meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of a postponement of such meeting or of an adjournment or postponement of any meeting to a later date or time commence a new time period for the giving of a Shareholder’s notice as described above. A Shareholder’s notice to be proper must set forth (A) as to any business that the Shareholder proposes to bring before the meeting, other than nominations to election to the Board of Directors, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material direct or indirect interest in such business of such Shareholder and any Shareholder Associated Person (as defined below), individually or in the aggregate, including any anticipated direct or indirect benefit to the Shareholder or the Shareholder Associated Person therefrom whether or not such benefit may be shared by other Shareholders; (B) as to the Shareholder giving the notice and any Shareholder Associated Person (1) the class, series and number of all shares of stock of the Corporation which are owned by such Shareholder and by such Shareholder Associated Person, if any, (2) the nominee holder for, and the number of, shares owned beneficially but not of record by such Shareholder and by such Shareholder Associated Person, and (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such Shareholder or such Shareholder Associated Person with respect to any share of stock of the Corporation; (C) as to any Shareholder giving notice and any Shareholder Associated Person covered by this ARTICLE II Section 1, the name and address of such Shareholder, as they appear on the Corporation’s stock ledger and current name and address, if different, and of such Shareholder Associated Person; and (D) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the proposal.

(ii)    Shareholder Associated Person. For the purposes of this ARTICLE II Section 1 and ARTICLE III Section 2 of these By-Laws “Shareholder Associated Person” of any Shareholder shall mean (A) any person controlling, directly or indirectly, or acting in concert or co-ordination with, such Shareholder; (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Shareholder; and (C) any person controlling, controlled by or under common control with such Shareholder Associated Person.
(iii)    Inaccurate Information. If information submitted pursuant to this ARTICLE II Section 1 by any Shareholder proposing any business other than a nomination for election to the Board of Directors shall be inaccurate to a material extent or incomplete in any manner, such information may be deemed not to have been provided in accordance with this ARTICLE II Section 1. Upon written request by the Secretary or the Board of Directors, any Shareholder proposing any business other than a nomination for election to the Board of Directors shall provide, within five business days of delivery of such request (or other period as may be specified in such request); (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy and/or completeness of any information submitted by the Shareholder pursuant to this ARTICLE II Section 1 and (B) a written update of any information previously submitted by the Shareholder pursuant to this ARTICLE II Section 1 as of an earlier date. If the Shareholder fails to provide such written verification or a written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this ARTICLE II Section 1. Only such proposals made in accordance with the procedures set forth in this ARTICLE II Section 1 shall be eligible to be brought before the meeting. The Chairman of the meeting shall have the power to determine whether a proposal was made in accordance with this ARTICLE II Section 1, and, if any proposal is not in compliance with this ARTICLE II Section 1, to declare that such proposal shall be disregarded.
(iv)    General. Notwithstanding the foregoing provisions of this ARTICLE II Section 1, a Shareholder shall also comply with all applicable requirements of state law and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder with respect to the matters set forth in this ARTICLE II Section 1. Nothing in this ARTICLE II Section 1 shall be deemed to affect the right of a Shareholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934.
(f)    Fixing of Record Date for Determining Shareholders. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Board may fix in advance a date as the record date for any such determination. Such record date shall be not more than sixty days, and in case of a meeting of Shareholders, not less than ten days prior to the date on which the particular action requiring such determination is to be taken. If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting or to receive payment of a dividend, the date and hour on which the notice of meeting is mailed or on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date and time for such determination. Such a determination shall apply to any adjournment of the meeting.
(g)    Quorum. At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles, or these By-Laws to be authorized or taken by the holders of a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion. The Shareholders present in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time without notice other than by announcement at the meeting. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called.

(h)    Organization of Meetings.
(i)    Presiding Officer. The Chairman of the Board, or in his absence, the Chief Executive Officer, or in the absence of both of them, the President or a Vice President of the Corporation, shall call all meetings of the Shareholders to order and shall act as Chairman thereof; if all are absent, the Shareholders shall elect a Chairman.
(ii)    Minutes. The Secretary of the Corporation, or, in his absence, an Assistant Secretary, or, in the absence or both, a person appointed by the Chairman of the meeting, shall act as Secretary of the meeting and shall keep and make a record of the proceedings thereat.
(i)    Order of Business. The order of business at all meetings of the Shareholders, unless waived or otherwise determined by a vote of the holder or holders of the majority of the number of shares entitled to vote present in person or represented by proxy, shall be as follows:

1.	Call meeting to order.

2.	Selection of Chairman and/or Secretary, if necessary.

3.	Proof of notice of meeting and presentment of affidavit thereof.

4.	Filing of proxies with Secretary.

5.	Upon appropriate demand, appointment of inspectors of election.

6.	If annual meeting, or meeting called for that purpose election of Directors.

7.	Unfinished business, if adjourned meeting.

8.	Consideration in sequence of all other matters set forth in the call for and written notice of the meeting.

9.
Any new business other than that set forth in the notice of the meeting which shall have been submitted to the Secretary of the Corporation in writing in accordance with the terms and conditions of ARTICLE II Section 1. The provisions of ARTICLE III shall govern the procedures for Shareholder nominations of directors.

10.	Adjournment.

(j)    Voting. Except as provided by statute or in the Articles, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record by that shareholder. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles, or these By-Laws.
(k)    Proxies. A person who is entitled to attend a Shareholders’ to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers, and releases and exercise any of his rights, by proxy or proxies appointed by a writing signed by such person, or by his duly authorized attorney, as provided by the laws of the State of Washington. A proxy shall become invalid eleven months after the date of its execution, unless otherwise provided in the proxy.
(l)    Voting Record. At least ten days before each meeting of Shareholders, a complete record of the Shareholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order, with the address of and number of shares held by each Shareholder. This record shall be kept on file at the principal office of the Corporation for ten days prior to such meeting and shall be kept open at such meeting for the inspection of any Shareholder.
ARTICLE III.
DIRECTORS

Section 1	General Powers.
All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors, except where the law, the Articles or these By-Laws require action to be authorized or taken by the Shareholders.

Section 2	Election, Number and Qualification of Directors.
(a)    Election. The Directors shall be elected at the annual meeting, or if not so elected, at a special meeting called for that purpose. Only persons nominated by an officer, director or in writing to the Secretary of the Corporation by a Shareholder as provided for in this ARTICLE III Section 2 shall be eligible for election as a Director. For a nomination for election to the Board of Directors to be properly brought before any meeting by a Shareholder pursuant to this ARTICLE III Section 2, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a Shareholder’s notice shall set forth all information required by this ARTICLE III Section 2 and shall be delivered to the Secretary at the principal office of the Corporation not earlier than the one-hundred fiftieth day nor later than 5:00 p.m., Eastern Time, on the one-hundred twentieth day prior to the meeting at which directors are to be elected or, with respect to a special meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of a postponement of such meeting or of an adjournment or postponement of meeting to a later date or time commence a new time period for the giving of a Shareholder’s notice as described above. Nominations by shareholders shall include the consent of the nominee to serve as a Director and the information concerning the nominee then required for other nominees under the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder or any exchange on which the Corporation’s shares are listed for trading. In addition, a Shareholder’s nomination to be proper must set forth (i) as to each individual whom the Shareholder proposes to nominate for election or reelection as a Director (A) the name, age, business address and residence address of such individual, (B) the class, series, and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such individual, (C) the date such shares were acquired and the investment intent of such acquisition and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934 (including such individuals written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to the Shareholder giving the notice and any Shareholder Associated Person (A) the class, series and number of all shares of stock of the Corporation which are owned by such Shareholder and by such Shareholder Associated Person, if any, (B) the nominee holder for, and the number of, shares owned beneficially but not of record by such Shareholder and by such Shareholder Associated Person, and (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such Shareholder or such Shareholder Associated Person with respect to any share of stock of the Corporation; (iii) as to any Shareholder giving notice and any Shareholder Associated Person covered by this ARTICLE III Section 2, the name and address of such Shareholder, as they appear on the Corporation’s stock ledger and current name and address, if different, and of such Shareholder Associated Person; and (iv) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the nominee for election or reelection as a Director.
(b)    Number. The number of Directors, which shall not be less than three, may be fixed or changed at a meeting of the Shareholders called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on such proposal. In addition, the number of Directors may be fixed or changed by action of the Directors at a meeting called for that purpose at which a quorum is present by a majority vote of the Directors present at the meeting. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Directors then in office may fill any Director’s office that is created by an increase in the number of Directors. The number of Director elected shall be deemed to be the number of Directors fixed unless otherwise fixed by resolution adopted at the meeting at which such Directors are elected.

(c)    Shareholder Nominations. If information submitted pursuant to this ARTICLE III Section 2 by any Shareholder proposing a nominee for election as a Director shall be inaccurate to a material extent or incomplete in any manner, such information may be deemed not to have been provided in accordance with this ARTICLE III Section 2. Upon written request by the Secretary or the Board of Directors, any Shareholder proposing a nominee for election as a Director shall provide, within five business days of delivery of such request (or other period as may be specified in such request); (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy and/or completeness of any information submitted by the Shareholder pursuant to this ARTICLE III Section 2 and (ii) a written update of any information previously submitted by the Shareholder pursuant to this ARTICLE III Section 2 as of an earlier date. If the Shareholder fails to provide such written verification or a written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this ARTICLE III Section 2. Only such individuals who are nominated in accordance with the procedures set forth in this ARTICLE III Section 2 shall be eligible for election by Shareholders as Directors. The Chairman of the meeting shall have the power to determine whether a nomination was made in accordance with this ARTICLE III Section 2, and, if any proposed nomination is not in compliance with this ARTICLE III Section 2, to declare that such nomination shall be disregarded.
(d)    Voting for Directors. Each Director shall be elected by the majority of the votes cast with respect to that Director as nominee at any meeting held for the election of Directors at which a quorum is present. If a Director is not elected, the Director shall offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the full Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the offer of resignation, taking into account any recommendation of the Committee, and disclose its decision within ninety days from the date of certification of the election results. A Director who tenders his resignation will not participate in the decision of the Board of Directors. If no Director receives a majority of shares cast in an uncontested election, the incumbent Directors will nominate a slate of Directors and hold a special meeting for the purpose of election directors within one hundred eighty days after certification of the shareholder vote. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” or withheld from the authority to vote for that Director.
Provided, however, that if the number of nominees for Director exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of Directors.

Section 3	Term of Office of Directors.
(a)    Term. Each Director shall hold office until the next annual meeting of the Shareholders and until his successor has been elected or until his earlier resignation, removal from office, or death. Directors shall be subject to removal as provided by statute or by other lawful procedures and nothing herein shall be construed to prevent the removal of any or all Directors in accordance therewith.
(b)    Resignation. A resignation from the Board of Director shall be deemed to take effect immediately upon its being received in writing by the Board or any incumbent corporate officer other than an officer who is also the resigning Director unless some other time is specified therein.
(c)    Vacancy. In the event of any vacancy in the Board of Directors for any cause, the remaining Directors, though less than a majority of the whole Board, may fill any such vacancy for the unexpired term; provided that any directorship to be filled by reason of an increase in the manner of Directors may be filled by the Board of Directors for a term of office continuing only until the next election of Directors by the Shareholders.

Section 4	Meetings of Directors.
(a)    Regular Meetings. A regular meeting of the Board of Directors shall be held immediately following the adjournment of the annual meeting of the Shareholders or a special meeting of the Shareholders at which Directors are elected. The holding of such Shareholders’ meeting shall constitute notice of such Directors’ meeting and such meeting shall be held without further notice. Other regular meetings shall be held at such other time and places as may be fixed by resolution of the Directors.
(b)    Special Meetings. Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, or any two Directors.
(c)    Place of Meeting. Any meeting of Directors may be held at such place within or without the State of Washington as ma designated in the notice of said meeting.
(d)    Notice of Meeting and Waiver of Notice. Notice of the time and place of any regular or special meeting of the Board of Directors (other than the regular meeting of Directors following the adjournment of the annual meeting of the Shareholders or following any special meeting the Shareholders at which Directors are elected) shall be given to each Director by personal delivery or telephone, by mail, or, with consent, by electronic transmission sent or mailed at least forty-eight hours before the meeting, which written notice need not specify the purpose of the meeting. Any notice shall be properly addressed to a Director at his or her address shown on the records of the Corporation. Such notice, however, may be waived in writing by any Director either before or after any such meeting, or by attendance at such meeting without protest prior to the commencement thereof.
(e)    Meetings by Telephone. Members of the Board or any committee designated by the Board may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 5	Quorum and Voting.
At any meeting of Directors, not less than one-half of the number of Directors fixed by or in the manner provided in these By-Laws is necessary to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitutes a quorum for filling a vacancy in the Board. At any meeting at which a quorum is present, all acts, questions, and business which may come before the meeting shall be determined by a majority of votes cast by the Directors present at such meeting, unless the vote of a greater number is required by the Articles or By-Laws.

Section 6	Committees.
(a)    Appointment. The Board of Directors may from time to time, by resolution adopted by a majority of the number of Directors fixed by or in the manner provided in these By-Laws, appoint certain of its members to act as a committee or committees in the intervals between meetings of the Board and may delegate to such committee or committees power to be exercised under the control and direction of the Board, subject to such limitations as may be prescribed by law. Each such committee and each member thereof shall serve at the pleasure of the Board.
(b)    Executive Committee. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee shall possess and may exercise all of the powers of the Board of Directors in the management and control and the business of the Corporation to the extent permitted by law. All action taken by the Executive Committee shall be reported to the Board of Directors at its first meeting thereafter.

(c)    Committee Action. Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Section shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it.

Section 7	Action of Directors Without a Meeting.
Any action which may be taken at a meeting of Directors may be taken without a meeting if authorized by a writing or writings signed by all the Directors, which writing or writings shall be filed or entered upon the records of the Corporation.

Section 8	Compensation of Directors.
The Board of Directors may allow compensation for attendance at meetings or for any special services, may allow compensation to the member of any committee, and may reimburse any Director for expenses in connection with attending any Board or committee meeting.

Section 9	Attendance at Meetings of Persons Who Are Not Directors.
Unless waived by a majority of Directors in attendance, not less than twenty-four hours before any regular or special meeting of the Board of Directors any Director who desires the presence at such meeting of not more than one person who is not a Director shall so notify all other Directors, request the presence of such person at the meeting, and state the reason in writing. Such person will not be permitted to attend the Directors’ meeting unless a majority of the Directors in attendance vote to admit such person to the meeting. Such vote shall constitute the first order of business for any such meeting or the Board of Directors. Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.

ARTICLE IV.
OFFICERS

Section 1	General Provisions.
The Board of Directors shall elect a Chief Executive Officer, a Secretary and a Treasurer, and may elect a President, a Chairman of the Board, one or more Vice Presidents, and such other officers and assistant officers as the Board may from time-to-time deem necessary. The Chairman of the Board, if any, and the Chief Executive Officer shall be Directors, but no one of the other officers need be a Director. Any two or more offices may be held by the same person, except the offices of Chief Executive Officer and Secretary may not be held by the same person. No officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed acknowledged or verified by two or more officers.

Section 2	Powers and Duties.
All officers, as between themselves and the Corporation, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, powers or duties of such officer, or any of them may be delegated, to any other officer or to any Director. The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties. Since the lawful purposes or this Corporation include the acquisition and ownership of real property, personal property and the Corporation’s property rights in its patents, copyrights and trademarks, each of the officers of this

Corporation is empowered to execute any power of attorney necessary to protect, secure, or vest the Corporation’s interest in and to real property, personal property and its property protectable by patents, trademarks and copyright registrations and to secure such patents, copyrights and trademark registrations.

Section 3	Term of Office and Removal.
(a)    Term. Each officer of the Corporation shall hold office at the pleasure of the Board of Directors, and unless sooner removed by the Board of Directors, until the meeting of the Board of Directors following the date of election of Directors and until his successor is elected and qualified.
(b)    Removal. The Board of Directors may remove any officer at any time with or without cause by the affirmative vote of a majority of Directors then in office.

Section 4	Compensation of Executive Officers.
Compensation of executive officers shall be determined by the Directors or a Committee of the Board.

ATRICLE V.
INDEMNIFICATION

Section 1	Right to Indemnification.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or Officer of the Corporation, (whether the basis of a proceeding is alleged action in an official capacity as such a director, officer, or in any other capacity while serving as such a director or officer), or is or was serving with respect to employee benefit plans of the Corporation, or, that being or having been such a Director or Officer or an Employee of the Corporation, he or she is or was serving in an outside position as a director or officer or management committee member of another corporation or of a partnership, joint venture, trust or other enterprise, (including a non-profit entity) but provided that such service in the outside position has either been authorized by Board Resolution or has been at the specific written request of an Executive Officer of the Corporation, such person (hereinafter an “indemnitee”) shall be indemnified and held harmless by the Corporation to the extent permitted by applicable law as then in effect, against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that no indemnification shall be provided to any such indemnitee if the Corporation is prohibited by the nonexclusive provisions of the Washington Business Corporation Act or other applicable law as then in effect from paying such indemnification; and provided, further, that except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition.
Any advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 and upon delivery to the Corporation of a written affirmation by the indemnitee of his or her good faith belief that such indemnitee has met the standard of conduct necessary for indemnification by the Corporation pursuant to this Section or upon such determination as may be permitted or required by the Washington Business Corporation Act or other applicable law.

Section 2	Right of Indemnitee to Bring Suit.
If a claim under Section 1 of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking and affirmation or determination have been tendered to or made by the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled. Neither the failure of the Corporation (including the Board, independent legal counsel or the Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Corporation (including the Board, independent legal counsel or the Shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

Section 3	Nonexclusivity of Rights.
The right to indemnification and the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or By-laws of the Corporation, general or specific action of the Board, contract or otherwise.

Section 4	Insurance, Contracts and Funding.
The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, Employee or Agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The Corporation may enter into contracts with any Director, Officer, Employee or Agent of the Corporation in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

Section 5	Indemnification of Employees and Agents of the Corporation.
The Corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to Employees and Agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses to Directors and Officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.
ARTICLE VI.
SECURITIES HELD BY THE CORPORATION

Section 1	Transfer of Securities Owned by the Corporation.
All endorsements, assignments, transfers, stock powers share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the Chief Executive Officer, by a Vice President, by the Secretary or by the Treasurer or by any other person or persons as may be thereunto authorized by the Board of Directors.

Section 2	Voting Securities Held by the Corporation.
The Chairman of the Board, Chief Executive Officer, and President, Vice President, Secretary or Treasurer, in person or by another person thereunto authorized by the Board of Directors, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any securities issued by other corporations which the Corporation may own.

ARTICLE VII.
SHARE CERTIFICATES

Section 1	Issuance of Shares.
No shares of the Corporation shall be issued unless by the Board, or by a committee designated by the Board and empowered to do so, which authorization shall include the maximum number of shares to be issued and the consideration to be received for each share.

Section 2	Certificate for Shares.
Certificates representing shares of the Corporation shall be signed by the Chief Executive Officer or President or a Vice President and by the Secretary or an Assistant Secretary and shall include written notice of any restrictions which may be imposed on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.

Section 3	Stock Records.
The stock transfer books shall be kept at the registered office or principal place of business of the Corporation or at the office of the Corporation’s transfer agent or registrar. The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, shall be entered on the stock transfer books of the Corporation. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

Section 4	Transfer of Shares.
The transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation pursuant to authorization or document of transfer made by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled.

Section 5	Lost or Destroyed Certificates.
In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the Corporation as the Board may prescribe.

ARTICLE VIII.
CONSISTENCY WITH ARTICLES OF INCORPORATION
If any provisions of these By-laws shall be inconsistent with the Corporation’s Articles of Incorporation (and as they may be amended from time to time), the Articles of Incorporation (as so amended at the time) shall govern.

ARTICLE IX.
SECTION HEADINGS
The headings contained in these By-Laws are for reference purposes only and shall not be construed to be part of and/or shall not affect in any way the meaning or interpretation of these By-Laws.

ARTICLE X.
AMENDMENTS
These By-Laws of the Corporation (and as it may be amended from time-to-time) may be amended in whole or in part or added to by the Board of Directors. The Shareholders may also amend these By-Laws in whole or in part. All By-Laws made by the Board may be amended or repealed by the Shareholders.